EXHIBIT 10.3

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made the 1st day of January, 2019.

BETWEEN:

Lexaria Nicotine LLC, a limited liability company formed under the laws of the State of Delaware and having its office at #100 – 740 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P7

(hereinafter referred to as the “Company”)

AND:

Docherty Management Ltd., a company duly incorporated under the laws of Ontario and having its office at [**]1

(hereinafter referred to as the “Consultant”)

WHEREAS:

A.	The Company is a private corporation involved in the research and development of licensed patented technology for use in the nicotine industry (“Work”).

B.	The Consultant has certain specialized skills, which will benefit the Company and its Work.

C.	The Company wishes to engage the Consultant to provide to it the services noted in the attached Schedule “A” (the “Services”) on the terms and conditions hereinafter set forth.

D.	The Consultant agrees to provide the Services to the Company on the terms and conditions set out in this Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.	The Company hereby engages the Consultant to provide the Services and assist the Company with its Work as an independent contractor to the Company.

1.2.	The Consultant hereby represents and warrants to the Company that it and its employees and contractors have the required skills and expertise to perform the duties and exercise the responsibilities required in the performance of the Services.

1.3.	The Consultant shall be responsible for ensuring that it and its employees and contractors have an appropriate workplace to conduct the Services and all necessary tools to perform the Services.

1.4.	The Consultant understands and agrees that, in the performance of the Services, its and/or its employees and contractors’ names and/or likeness may be announced and circulated via public disclosure documents, social media, websites, meetings, appearances and public events of the Company.

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1 Certain information has been redacted: the omitted text sets forth the private residence of the consultant

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1.5.	The Consultant represents and warrants that neither the Consultant’s provision of Services under this Agreement nor any items delivered or provided to the Company in connection with providing the Services under this Agreement will infringe on any patents, copyrights, trademarks, trade secret rights, or other intellectual property rights of any third party. The Consultant additionally represents and warrants that by providing the Services under this Agreement, the Consultant will not breach any other agreement to which the Consultant is a party, including any non-competition or non-solicitation provision that would prevent the Consultant from performing all or part of the Services.

1.6.	The Consultant represents and warrants that there are currently no outstanding or anticipated claims or judgments against the Consultant by any person (including any former employee or contractor of the Contractor).

2.	TERM

2.1.	The term of this Agreement shall be for a period of one (1) year (the “Term”), effective as of the 1st day of January, 2019, and will be renewable automatically for further one year terms unless terminated earlier as hereinafter provided (including termination any time before the end of the Term) (the “Expiration Date”), subject to the terms and conditions herein. The parties agree to have this agreement apply retroactive to January 1, 2019, even though the agreement is signed after January 1, 2019, for the mutual benefit of both parties.

3.	STANDARD OF PERFORMANCE

3.1	The Consultant shall perform the Services honestly and in good faith, and in an efficient, prompt, professional, skillful and careful manner in accordance with industry methods, standards and practices. The Consultant shall be free to determine the means and methods of the provision of the Services required under this Agreement, subject however to satisfaction of the Company’s reasonable standards in this regard;

3.2	The Consultant shall carry out the Services in a timely manner, and in compliance with all legal, regulatory and stock exchange requirements, as applicable;

3.3	The Consultant reserves the right to refuse any request from the Company which may, in its reasonable opinion, violate any applicable United States of America (“U.S.A”) or Canadian Federal laws, U.S.A State laws or Canadian Provincial/Territorial laws.

3.4	The Company is aware that during the term of this Agreement, the Consultant and/or its employees or contractors may have and may continue to provide services to other companies and/or have financial or business interests in other companies. The Company agrees that Consultant and/or its employees or contractors may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder Consultant’s ability to perform the Services under this Agreement.

3.5	The Consultant shall obtain, at its expense, all licenses, permits and registrations required for it to provide the Services.

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4.	NATURE OF RELATIONSHIP

4.1.	The parties acknowledge that the relationship between the Consultant and the Company is that of independent contractors. The Consultant is not an employee, agent or dependent contractor of the Company, nor are the Company and the Consultant partners or joint venturers with each other. Nothing in this Agreement shall be construed as making the Consultant and the Company partners or joint venturers, making the Consultant an employee, agent or dependent contractor of the Company, or imposing any liability as partner, joint venture, principal or agent on the Company or the Consultant, as the case may be. The Consultant shall not use the name of the Company or any of its affiliates in any advertisement, promotional or marketing material.

4.2.	The Consultant may provide services for and on behalf of third parties provided that the provision of such services by the Consultant, or employees or contractors of the Consultant who are providing the Services are outside the time such persons are required to be available to provide the Services and do not conflict with the Consultant’s responsibilities and obligations to the Company pursuant to this Agreement.

5.	REMUNERATION

5.1.	The Company shall pay the cash remuneration and provide the security consideration (the “Equity Consideration”) as described in Schedule “B” (collectively, the “Remuneration”) to the Consultant for the provision of the Services.

5.2.	In addition to the Remuneration, the Company shall also reimburse the Consultant, on a monthly basis, for disbursements (the “Disbursements”) associated with providing the Services upon receipt of an invoice or invoices, or such other documents agreed to by the Company, evidencing the Disbursements. The Disbursements will be limited to the foregoing:

(a)	travelling and other costs actually and properly incurred by the Consultant in connection with the Consultant’s duties hereunder, up to a maximum of $10,000.00 per month, with such additional costs being subject to pre-approval by the management of the Company prior to any reimbursement. Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Consultant aware of the changed amount;

(b)	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of $7,500.00 per year; and

(c)	mileage allowance for personal vehicle use at $0.55/km when the Consultant is required to use own vehicle for business purposes.

5.3.	It is understood by the Consultant that any Equity Consideration issued by the Company as part of the Remuneration will not be, and has not been, registered under the U.S.A Securities Act of 1933, as amended, and may not be offered or sold in the U.S.A absent registration or an applicable exemption from registration requirements. Any Equity Consideration and all related share issuances will be in compliance with all applicable regulations in the U.S.A and Canada. The Equity Consideration issued will be subject to a hold period in Canada of not less than four months and one day, or for any resales possible into the U.S.A under Rule 144, not less than six months and one day. Hold periods may be longer if regulations so stipulate.

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6.	CONFIDENTIALITY

6.1.	The Consultant shall not, either during the continuance of its contract hereunder, or at any time thereafter, disclose the private affairs of the Company and/or any affiliate of the Company (an “Affiliate”), or any trade secrets or intellectual property of the Company and/or an Affiliate (together or separately and as described below, “Proprietary Information”), to any person other than the Managers of the Company or such other persons as authorized in writing by the Managers of the Company and further shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company and/or an Affiliate any information it may acquire in relation to the business and affairs of the Company and/or an Affiliate, unless required by law or authorized in writing by the Managers of the Company.

For the purposes of this Agreement, the term “Affiliate” shall have the meaning ascribed to that term in National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators.

6.2.	Proprietary Information as that term is used herein shall include the following:

(a)	all knowledge, data and information which the Consultant may acquire from the documents and information disclosed to it by the Company, an Affiliate, their respective employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form, or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, business models, industrial designs, reports, data, patents, trademarks, trade secrets and copyrights, made or developed by the Company or an Affiliate and related data and information related to the conduct of the business of the Company or an Affiliate;

(b)	all discussions with officers, directors, employees, independent contractors, lawyers, consultants, clients, finance sources, customers or representatives of the Company or an Affiliate and the fact that such discussions are taking place; and

(c)	for greater certainty, Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by the Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by the Consultant without the assistance of the Company.

7.	TERMINATION

7.1.

This Agreement may be terminated immediately by the Company or the Consultant without notice or any other obligation (except for the Monthly Fee prorated to the day immediately before such termination) if either party breaches the Agreement. A breach may include, but is not limited to, the following:

(a)	The Company or the Consultant shall commit any material breach of any of the provisions herein contained; or

(b)	The Company or the Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

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(c)	The Company or the Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

(d)	The Company or the Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Managers of the Company, does not affect the Company’s ability to continue to operate or the Consultant’s ability to perform the Services, as applicable.

7.2.	This Agreement may be terminated by the Consultant at any time for convenience by providing three (3) months’ prior written notice.

7.3.	This Agreement may be terminated by the Company at any time for convenience by:

(a)	providing [**][2] prior written notice; or

(b)	providing a lump sum termination break fee payment (“Termination Break Fee Payment”) to the Consultant in the amount equal to one Monthly Fee (as defined in Schedule “B” to this agreement) plus GST for the Term of the Agreement and for each subsequent year that this Agreement has been renewed.

Provided the Company provides the above notice under 7.3(a) or Termination Break Fee Payment under 7.3(b), the Company shall have no further obligation to the Consultant and its employees and contractors.

Upon termination or expiration of this Agreement, for any reason, at the request of the Managers of the Company, the Consultant and/or its employees or consultant shall forthwith resign any position or office which it/he then holds with the Company or any Affiliate of the Company. The provisions of sections on Proprietary Information and on confidentiality shall survive the termination or expiration of this Agreement.

7.4.	Upon termination or expiration of this Agreement, for any reason, the Consultant must immediately return to the Company all correspondence, information, reports, emails, phone recordings or transcripts, notes, Consultant contact information, and all other materials related to the work performed for the Company including all Proprietary Information during the contract period.

(a)	All such materials and information as referred to in section 6.2, above, are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to the Company, Consultant must destroy any and all remaining copy(ies) or records of same.

(b)	All such materials and information as referred to in section 6.2 were obtained during the time of the paid contract with the Company, and may not be shown, lent, given, discussed or in any way disclosed with or to any other party as per the terms of the contract. The Proprietary Information Consultant gained or had access to during the period of the contract is the exclusive property of the Company and section 6 of this Agreement, which governs such Proprietary Information, shall survive the termination of this Agreement.

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2 Certain information has been redacted: the omitted text sets forth the severance payable for termination without cause

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8.	NOTICE

8.1.	Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

8.2.	The parties agree that any written notice may be given, in lieu of registered post, by way of email, fax, scan or such other electronic transmission if forwarded to the following contact particulars:

For the Company:

Address: 100 – 740 McCurdy Road, Kelowna, BC V1X 2P7

Email: cbunka@lexariabioscience.com

Fax: 250-7695-2599

For the Consultant:

Address: [**]3

Email: jdochery@lexariabioscience.com

Fax:

9.	PAYMENT OF TAXES AND OTHER CHARGES, AND INDEMNITY BY CONSULTANT

9.1.	The Consultant shall be solely responsible for and shall indemnify the Company from any and all taxes, governmental charges, interest, penalties and other claims by a government entity or any other person (including current and former employees and contractors of the Consultant) arising out of the Consultant’s activities with respect to this Agreement, including, but not limited to, harmonized sales tax, provincial sales tax, income tax, Canada Pension Plan contributions, Employment Insurance premiums, employer health tax, workers compensation contributions and any other taxes and statutory withholdings payable by Consultant and/or that were not withheld, deducted or remitted by the Company on behalf of the Consultant and/or its employees or contractors. The Company shall not be required to make any payment or contribution in respect of taxes payable by the Consultant or its employees or contractors. The Consultant shall maintain records in respect of income taxes, sales tax, employer health tax, employment insurance premiums, Canada Pension Plan and workers compensation contributions relating to the provision of Services hereunder, including for the Consultant’s employees and contractors.

9.2.	The Consultant shall indemnify and save harmless the Company from and against any and all claims, charges, demands, loss, damages, costs, penalties or expenses arising as a result of (a) the Consultant’s failure to provide the Services in a timely fashion, (b) a breach the Consultant’s representations, warranties or covenants in this Agreement, (c) death or personal injury caused by the Consultant’s negligence or wilful misconduct, (d) physical loss or damage to the Company’s property or premises caused by the Consultant’s negligence or wilful misconduct, and (e) the Consultant’s infringement or violation of the proprietary or intellectual property rights of any third party.

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3 Certain information has been redacted: the omitted text sets forth the private residence of the consultant

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10.	INSURANCE

10.1.	The Consultant assumes all risk and liability for personal injury or damage to personal property in the carrying out of this Agreement and for which adequate levels of insurance coverage is deemed to have been obtained by the Consultant. Without limiting the generality of the foregoing, the Consultant is responsible for automobile insurance in respect of any vehicle used by the Consultant or its employees, and any applicable workers’ compensation or other liability insurance.

11.	MISCELLANEOUS

11.1.	This Agreement may not be assigned by either party without the prior written consent of the other.

11.2.	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

11.3.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective directors, officers, heirs, executors, administrators, successors and permitted assigns. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

11.4.	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada.

11.5.	With the exception of any previously granted options or restricted stock, the parties agree that any and all previous agreements, written or oral, entered into between the parties hereto or on their behalf relating to the engagement of the Consultant by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

11.6.	Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

11.7.	This Agreement may only be amended by an instrument in writing signed by both parties.

11.8.	This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State/Province, and Federal levels in both Canada and the United States. In the event that there is a dispute between the Company and Consultant, Consultant agrees to allow such dispute to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Lexaria Nicotine LLC

“Chris Bunka”

Authorized Signatory

“Allan Spissinger”

Authorized Signatory

Docherty Management Ltd.

“John Docherty”

Authorized Signatory

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SCHEDULE “A”

The Services shall include the following:

(a)	Developing and expanding the Company’s new and existing product pipeline based on its current proprietary technologies, and implementing new technologies as they become available;

(b)	Maintaining and developing the Company’s marketing materials;

(c)	Identifying, researching, evaluating and completing transactions for capital raising and/or strategic collaborations with suitable third-parties, all of which create value for the Company;

(d)	Assisting in the management and development of the Company’s subsidiaries and parent company including day-to-day operations, evaluating and implementing supply chain efficiencies and facilitating distribution and sales growth;

(e)	Serving the Company (and/or such affiliate or affiliates of the Company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Managers of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Managers, as an independent contractor;

(f)	Work as needed with lawyers, partners, shareholders and other stakeholders; and

(g)	Fulfill all duties expected of the Consultant for a biotechnology/bioscience company and any other duties that should be reasonably expected by and at the pleasure of the Managers.

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SCHEDULE “B”

The Remuneration issuable to the Consultant shall consist of the following:

1.	the sum of CDN$10,000 plus Goods and Services Tax (GST) per month, payable the last day of each calendar month (the “Monthly Fee”), together with any such increments or performance based incentives thereto as the Managers of the Company may from time to time determine. The Consultant has the GST number ;

2.	an annual increase to the Monthly Fee equal to 1.25x the prior calendar rate of inflation as published by the Bank of Canada, beginning January 1, 2020, and on each subsequent anniversary thereafter until the end of the Term; and

3.	options entitling the Consultant to purchase voting shares of the Company’s publicly listed parent company at a price equal to the market price on the date of issuance of such options, if and as determined appropriate by the Managers upon annual review in January of each year.

The Consultant shall not be entitled to participate in, or receive any benefits from, any employee benefit programs or plans operated by the Company (including without limitation, vacation pay, statutory holidays and health benefits).

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